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                                                                    Exhibit 99.1

AutoNation
For Immediate Release                                       Contact: Marc Cannon
                                                                  (954) 769-3146
                                                          cannonm@autonation.com

             AUTONATION REPORTS RECORD SECOND-QUARTER EPS OF $0.37,
                        EXCEEDING YEAR-AGO RESULTS BY 16%

         o        Higher revenue and net income

         o        Continued SG&A expense reduction

         o Sixth consecutive record quarter of EPS from continuing operations

         o        Company raises full-year EPS outlook

         FORT LAUDERDALE, Fla. (July 24, 2003) --- AutoNation, Inc. (NYSE: AN), America's largest retailer of both new and used vehicles, today reported record second-quarter earnings per share of $0.37, 16% above a year-earlier $0.32 per share, driven by initiatives aimed at maximizing operating efficiencies that allowed the Company to further leverage its cost structure and the continued repurchase of outstanding shares. The Company reported operating income of $207 million and net income of $106 million, increases of 5% and 2%, respectively.

         Total revenue for the second-quarter ended June 30, 2003 increased to $5.1 billion compared to $5.0 billion a year ago driven by revenue growth of 4% for new vehicles and 6% for finance and insurance. Selling, general and administrative expense (SG&A) was $549 million or 71.1% as a percentage of total gross profit, a 110 basis point improvement compared to a year ago.

         Commenting on the second-quarter performance AutoNation Chairman and Chief Executive Officer Mike Jackson said, "AutoNation delivered another record quarter of earnings per share coupled with increases in revenue and net income, demonstrating the strength of our operation and the commitment of our team. We benefited from the continued success of our cost containment initiatives and operational improvements, particularly in the area of new and used vehicles and finance and insurance, allowing us to expand our operating margin."

         Other highlights in the second quarter include:

         o The repurchase of 10.4 million of the Company's outstanding shares at a cost of $149 million.

         o Record finance and insurance gross profit per vehicle retailed of $804.

         o The successful launch of two market brands, Power in Southern California and Champion in Houston, Austin and Corpus Christi; bringing the Company's number of branded markets to 13.

         o The appointment of two new board members: Alan S. Dawes, vice chairman and chief financial officer of Delphi Corporation, a leading automotive electronics and components supplier; and Frederick J. Schwab, former president and chief executive officer of Porsche Cars North America, Inc., the North American operating unit of Porsche AG.


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         For the six-month period ended June 30, 2003, the Company earned net income from continuing operations of $318 million or $1.10 per share. Excluding the benefit of the first quarter 2003 IRS tax settlement, earnings per share from continuing operations was $0.66, a 10% increase versus the prior year. The Company's revenue for the six-month period totaled $9.5 billion, down 2% versus the prior year.

         AutoNation also announced that it will now report new vehicle days supply utilizing the industry standard of selling days inclusive of fleet. Prior to this change, the Company reported new vehicle days supply using calendar days excluding fleet, which at the end of the second quarter stood at 72 days. Using the industry metric, the Company's new vehicle inventory at the end of the second quarter was 65 days, compared to the industry at 63 days.

         Looking ahead, Mr. Jackson said, "While we are hopeful that efforts to stimulate the economy will take hold, we believe that the auto retail environment will remain challenging for the remainder of the year. Based on our performance this quarter, we are raising our full-year 2003 outlook for earnings per share from continuing operations by $0.07 to the range of $1.28 to $1.33, excluding the benefit of the first quarter tax settlement, and offer third-quarter earnings per share guidance of $0.34 to $0.36."

         The Company's earnings outlook for the full year on a GAAP basis is $1.72 to $1.77 per share from continuing operations. The reconciliation of the Company's earnings estimate is set forth in the table below:

Revised full-year guidance                                        $1.28 - $1.33
Q1 2003 income tax benefit from IRS settlement                            $0.44
                                                                  -------------
Expected 2003 full-year GAAP EPS from continuing operations       $1.72 - $1.77
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         AutoNation will discuss these results, the Company's outlook and supporting assumptions during a conference call and audio webcast this morning at 10:00 a.m. Eastern Time. To listen to the live conference call, dial (800) 288-8968 or listen to the audio webcast via the Internet at www.AutoNation.com by clicking on the "About Us" link, then clicking on "Investors" and then "Webcasts". A playback of the conference call will be available after 1:30 p.m. Eastern Time, through July 31, 2003 by calling (800) 475-6701 (access code #691101) or via the Internet as outlined above.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest retailer of both new and used vehicles. Ranked No. 93 on the 2003 Fortune 500 and a component of the Standard and Poor's 500 Index, AutoNation employs approximately 28,500 people and owns and operates 370 new vehicle franchises in 17 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 100,000 vehicles are available for sale.

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                           Forward Looking Statements

         Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook. This release contains certain non-GAAP financial measures as defined under SEC rules, including net income from continuing operations excluding the first-quarter tax benefit. The Company believes such non-GAAP financial measures improve the transparency of the Company's disclosure, provide a meaningful presentation of the Company's results from its core business operations excluding the impact of items not related to the Company's ongoing core business operations, and improve the period-to-period comparability of the Company's results from its core business operations. As required by SEC rules, the Company has provided reconciliations of those measures to the most directly comparable GAAP measures, which are set forth in the attachments to this release.

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